Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

REE Automotive Ltd.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A ordinary shares, without par value	457(c)	3,552,766	(4)	$5.45	$19,362,574.70	0.0001476	$2,857.92

	Total Offering Amounts						$19,362,574.70		$2,857.92

	Total Fee Offsets								—

	Net Fee Due								$2,857.92

(1)	Represents the initial maximum number of Class A ordinary shares issuable upon conversion of convertible notes and warrants to purchase Class A ordinary shares issuable upon exercise of such warrants acquired by the selling shareholders named in this registration statement in a private placement transaction. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the Class A ordinary shares being registered hereunder include such indeterminate number of additional Class A ordinary shares as may be issuable as a result of share splits, dividends or similar transactions with respect to the shares being registered hereunder.

(2)	This estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s Class A ordinary shares on January 23, 2024, as reported on the Nasdaq Global Select Market.

(3)	The Registrant will not receive any proceeds from the sale of its Class A ordinary shares by the selling shareholders.

(4)	All 3,552,766 Class A ordinary shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-3.